Viad Corp Announces Third Quarter 2014 Financial Results

Income from Continuing Operations per Share of $1.53

Income Before Other Items per Share of $1.04

PHOENIX, Oct. 31, 2014 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced third quarter 2014 income from continuing operations of $30.8 million, or $1.53 per diluted share. Viad's income before other items of $20.8 million, or $1.04 per diluted share, excludes restructuring charges of $0.01 per diluted share and $0.50 per diluted share related to favorable tax matters. This compares to the Company's prior guidance of income before other items in the range of $0.91 to $1.01 per share and 2013 third quarter income before other items of $0.53 per share.

  Revenue was $299.8 million as compared to $220.2 million in 2013.
  Segment operating income was $33.0 million as compared to $18.7 million in 2013.
  Free cash flow was $45.2 million as compared to $23.8 million in 2013.
  Cash and cash equivalents were $56.9 million at September 30, 2014.
  Debt was $24.0 million, with a debt-to-capital ratio of 6.2% at September 30, 2014.
  Viad acquired hospitality assets and an audio-visual services firm during the quarter at an aggregate purchase price of $41.8 million, subject to certain adjustments, that was financed with debt.

Paul B. Dykstra, chairman, president and chief executive officer, said, "Both of our business groups delivered significant year-on-year growth with results that were in line with our prior guidance. Our strong third quarter results reflect the benefit of positive show rotation, continued same-show growth and better than anticipated visitation to our new Glacier Skywalk attraction. The acquisitions of the West Glacier Motel & Cabins, the Apgar Village Lodge and related assets, and Blitz Communications also added to our revenues and profits during the quarter."

The favorable tax matters of $0.50 per share recorded during the quarter represented the reversal of a valuation allowance recorded in connection with the Company's analysis of its deferred tax assets. During the quarter, it was determined that certain deferred tax assets associated with foreign tax credits, for which a valuation allowance had previously been established, once again met the "more-likely-than-not" test contained in the accounting standards regarding the realization of those assets. Accordingly, the Company recorded a non-cash tax benefit of $10.1 million to income tax expense.

Business Group Highlights

	Third Quarter				September 30 Year-to-Date
($ in millions)	2014	2013	Change		2014	2013	Change
Revenue:
Marketing & Events Group:
U.S.	$ 168.1	$ 120.5	$ 47.6	39.5%	$ 558.3	$494.4	$63.9	12.9%
International	64.2	40.3	23.9	59.2%	186.3	169.0	17.3	10.3%
Intersegment eliminations	(5.6)	(4.4)	(1.2)	28.6%	(13.5)	(10.3)	(3.2)	31.6%
Total	226.7	156.5	70.2	44.8%	731.1	653.1	78.0	11.9%
Travel & Recreation Group	73.1	63.7	9.5	14.9%	110.8	98.4	12.3	12.5%
Total	$299.8	$220.2	$ 79.6	36.2%	$841.8	$751.5	$90.3	12.0%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ 1.1	$ (3.7)	$4.8	**	$22.0	$13.0	$9.01	70.0%
International	1.3	(4.2)	5.5	**	7.5	5.8	1.7	29.0%
Total	2.4	(7.9)	10.3	**	29.6	18.8	10.8	57.3%
Travel & Recreation Group	30.6	26.6	4.0	15.1%	31.0	25.0	6.0	23.9%
Total	$33.0	$18.7	$ 14.3	76.3%	$ 60.5	$ 43.8	$16.7	38.2%

Operating margins:
Marketing & Events Group	1.0%	-5.1%	610	bps	4.0%	2.9%	110 Bps
Travel & Recreation Group	41.9%	41.8%	10	bps	27.9%	25.4%	250 Bps
Total	11.0%	8.5%	250	bps	7.2%	5.8%	140 Bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group

For the third quarter of 2014, the Marketing & Events Group posted revenue of $226.7 million and operating income of $2.4 million, which were in line with the Company's prior guidance. As compared to the 2013 third quarter, group operating results improved by $10.3 million on a revenue increase of $70.2 million with a 610 basis point improvement in operating margin.

U.S. segment third quarter revenue increased $47.6 million, or 39.5 percent, to $168.1 million as compared to $120.5 million in the 2013 third quarter and segment operating results improved by $4.8 million to income of $1.1 million. The growth versus the prior year was primarily driven by positive show rotation of approximately $34 million in revenue, a 3.4 percent increase in base same-show revenue and new business wins, partially offset by a non-recurring gain during the 2013 third quarter of $4.8 million related to the sale of a facility in connection with GES' Service Delivery Network initiative. Base same-show revenue is defined as revenue from shows that are produced out of the same city during the same quarter each year.

International segment third quarter revenue increased $23.9 million, or 59.2 percent, to $64.2 million and segment operating results improved by $5.5 million to income of $1.3 million. Foreign exchange rate variances had a favorable impact on revenue and operating income of $2.6 million and $89,000, respectively, as compared to the 2013 third quarter. Excluding foreign exchange rate variances, revenue and operating income increased by $21.3 million and $5.4 million, respectively. This growth was primarily driven by positive show rotation of approximately $14 million in revenue and new business wins, as well as the September 16th acquisition of Blitz Communications.

Dykstra said, "The Marketing & Events Group posted strong third quarter results that were significantly better than the prior year and in line with our guidance. During the quarter, we produced IMTS and provided services at the Farnborough Airshow, which are major biennial events. We also benefited from continued same-show growth and new event wins, including the annual Mary Kay Seminar held in Dallas and the Commonwealth Games held in Scotland. We continue to focus on business development and margin improvement to deliver top-line growth and margin expansion in 2014 and beyond."

Travel & Recreation Group

Travel & Recreation Group revenue for the third quarter was $73.1 million with operating income of $30.6 million. Group operating income was at the high end of the Company's prior guidance and up 15.1 percent as compared to the 2013 third quarter on a revenue increase of 14.9 percent. Foreign exchange rate variances versus 2013 had an unfavorable impact on revenue and operating income of $2.2 million and $1.0 million, respectively. Excluding foreign exchange rate variances, revenue increased by $11.6 million, or 18.3 percent, and operating income increased by approximately $5.0 million, or 18.9 percent. Approximately $8.5 million of the revenue growth was due to the new Glacier Skywalk attraction and the July 1 acquisition of the West Glacier Motel & Cabins, the Apgar Village Lodge and related assets ("West Glacier").

Dykstra said, "Our Travel & Recreation Group delivered another very strong quarter. The Glacier Skywalk continues to exceed expectations with a total guest count of over 200,000 during the quarter and over 280,000 year-to-date. We also continued to experience solid growth in passenger volumes at the Columbia Icefield Glacier Adventure, the Banff Gondola and the Banff Lake Cruise. The recently acquired West Glacier assets are performing well and I commend the team at Glacier Park for another smooth integration."

2014 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We have realized significant growth so far this year and are sharply focused on finishing this year as strong as possible while also setting the company up for continued success in the years to come. We've made great progress against our strategic growth initiatives for both business groups with the launch of the Glacier Skywalk and the acquisitions of the West Glacier hospitality assets, audio-visual firm Blitz Communications and, most recently, event housing firms onPeak and Travel Planners. These are all great businesses in their own right and help to strengthen and expand our existing operations. In addition to reaping the synergistic benefits of acquisitions, we remain committed to driving margin improvement through operational excellence to further enhance shareholder value."

2014 Full Year Guidance

Marketing & Events Group

  Revenue is expected to increase at a low double-digit rate from $844.9 million in 2013.
    Base same-show revenue is expected to increase at a low to mid single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a net positive impact on full year revenue of approximately $60 million.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.
      First quarter show rotation had a positive impact on revenue of approximately $35 million.
      Second quarter show rotation had a negative impact on revenue of approximately $12 million.
      Third quarter show rotation had a positive impact on revenue of approximately $48 million.
      Fourth quarter show rotation is expected to negatively impact revenue by approximately $10 million.
    Exchange rate variances are not expected to have a meaningful impact on results versus 2013.
  Operating margins are expected to be in the range of 3.2 percent to 3.3 percent, up from 2.4 percent in 2013, driven primarily by continued improvements in U.S. segment profitability partially offset by acquisition integration costs that are expected to approximate $2 million.

Travel & Recreation Group

  Revenue is expected to increase at a low double-digit rate from $108.4 million in 2013. Exchange rate variances are expected to negatively impact revenue by approximately $5 million versus 2013.
  Operating margins are expected to approximate 23 percent, up from 20.1 percent in 2013.

Corporate & Other

  Corporate activities expense is expected to approximate $10 million to $11 million, which includes approximately $2.5 million of acquisition and transaction-related costs that were incurred primarily during the third quarter.
  Exchange rates are assumed to approximate $0.91 U.S. Dollars per Canadian Dollar and $1.66 U.S. Dollars per British Pound (on a weighted-average basis). Exchange rate variances are expected to negatively impact income by approximately $0.03 per share versus 2013.
  The effective tax rate on income before other items is assumed to approximate 28 percent to 29 percent, as compared to 32 percent in 2013.

2014 Fourth Quarter Guidance

For the fourth quarter, Viad's loss per share is expected to be in the range of $0.30 to $0.20. This compares to the 2013 fourth quarter loss before other items of $0.18 per share. Revenue is expected to be in the range of $215 million to $230 million as compared to $201.8 million in the 2013 fourth quarter. The fourth quarter segment operating loss is expected to be in the range of $4.0 million to $1.0 million as compared to $1.9 million in 2013. The acquisitions of West Glacier, Blitz Communications, onPeak and Travel Planners are expected to add approximately $20 million in revenue with a net operating loss of approximately $1.9 million in the aggregate during the fourth quarter, with the operating loss being driven by integration costs as well as a seasonal operating loss at West Glacier. Additionally, show rotation is expected to negatively impact revenue by approximately $10 million.

Implicit within this guidance are the following group revenue and operating income (loss) expectations:

($ in millions)	Group Revenue				Group Operating Income (Loss)
	2014 Guidance				2014 Guidance
	2013	Low End	High End		2013	Low End	High End

Marketing & Events Group	$ 191.8	$ 207	to	$ 220	$ 1.3	$ -	to	$ 2.0
Travel & Recreation Group	$ 10.0	$ 8.5	to	$10.5	$ (3.2)	$ (4.5)	to	$ (2.5)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2014 results on Friday, October 31 at 9 a.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (866) 395-1651 and (203) 369-0471 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists and affiliates, and its Travel & Recreation Group, composed of Brewster Travel Canada, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the Company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts: Joe Diaz Lytham Partners (602) 889-9660 diaz@lythampartners.com	Carrie Long Viad Corp (602) 207-2681 IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Revenues	$ 299,802	$ 220,167	$ 79,635	36.2%	$ 841,834	$ 751,506	$ 90,328	12.0%

Segment operating income	$ 33,014	$ 18,723	$ 14,291	76.3%	$ 60,511	$ 43,773	$ 16,738	38.2%
Corporate activities (Note A)	(3,468)	(2,034)	(1,434)	-70.5%	(7,498)	(4,007)	(3,491)	-87.1%
Restructuring charges (Note B)	(238)	(639)	401	62.8%	(1,814)	(2,132)	318	14.9%
Impairment charges (Note C)	-	(3,049)	3,049	**	(884)	(3,049)	2,165	71.0%
Net interest expense	(381)	(164)	(217)	**	(869)	(508)	(361)	-71.1%
Income from continuing operations before
income taxes	28,927	12,837	16,090	**	49,446	34,077	15,369	45.1%
Income tax benefit (expense) (Note D)	2,623	(3,567)	6,190	**	(870)	(10,143)	9,273	91.4%
Income from continuing operations	31,550	9,270	22,280	**	48,576	23,934	24,642	**
Income (loss) from discontinued operations (Note E)	(979)	3,478	(4,457)	**	13,023	2,664	10,359	**
Net income	30,571	12,748	17,823	**	61,599	26,598	35,001	**
Net income attributable to noncontrolling interest	(951)	(893)	(58)	-6.5%	(3,355)	(425)	(2,930)	**
Net income attributable to Viad	$ 29,620	$ 11,855	$ 17,765	**	$ 58,244	$ 26,173	$ 32,071	**

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$ 30,756	$ 8,871	$ 21,885	**	$ 48,046	$ 23,840	$ 24,206	**
Income (loss) from discontinued operations	(1,136)	2,984	(4,120)	**	10,198	2,333	7,865	**
Net income	$ 29,620	$ 11,855	$ 17,765	**	$ 58,244	$ 26,173	$ 32,071	**

Diluted income per common share:
Income from continuing operations attributable to
Viad common shareholders	$ 1.53	$ 0.44	$ 1.09	**	$ 2.38	$ 1.17	$ 1.21	**
Income (loss) from discontinued operations
attributable to Viad common shareholders	(0.05)	0.14	(0.19)	**	0.50	0.12	0.38	**
Net income attributable to Viad common
shareholders	$ 1.48	$ 0.58	$ 0.90	**	$ 2.88	$ 1.29	$ 1.59	**

Basic income per common share:
Income from continuing operations attributable to
Viad common shareholders	$ 1.53	$ 0.44	$ 1.09	**	$ 2.38	$ 1.17	$ 1.21	**
Income (loss) from discontinued operations
attributable to Viad common shareholders	(0.05)	0.14	(0.19)	**	0.50	0.12	0.38	**
Net income attributable to Viad common
shareholders	$ 1.48	$ 0.58	$ 0.90	**	$ 2.88	$ 1.29	$ 1.59	**

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding common shares	19,679	19,868	(189)	-1.0%	19,832	19,839	(7)	0.0%

Weighted-average outstanding and potentially
dilutive common shares	19,954	20,191	(237)	-1.2%	20,174	20,188	(14)	-0.1%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Corporate Activities — The increase in corporate activities expense for the nine months ended September 30, 2014 was primarily related to consulting and other transaction-related costs associated with acquisitions incurred primarily during the third quarter of 2014 and higher 401(k) employer matching contributions expense due to the depletion of the Company's common stock held in the Employee Stock Ownership Plan feature of the Company's 401(k).  Matching contributions are now funded from shares of Viad common stock held in treasury which have a higher cost to the Company.

The increase in corporate activities expense for the three months ended September 30, 2014 was primarily related to consulting and other transaction-related costs associated with acquisitions.

(B)

Restructuring Charges — During the three and nine months ended September 30, 2014, Viad recorded net restructuring charges of $238,000 ($148,000 after-tax) and $1,814,000 ($1,134,000 after-tax), respectively, primarily related to the elimination of certain positions in the Marketing & Events Group. During the three and nine months ended September 30, 2013, Viad recorded net restructuring charges of $639,000 ($398,000 after-tax) and $2,132,000 ($1,462,000 after-tax), respectively, primarily related to facility consolidations and the elimination of certain positions in the Marketing & Events Group.

(C)

Impairment Charges — During the nine months ended September 30, 2014, Viad recorded impairment charges of $884,000 ($549,000 after-tax) at the Marketing & Events Group primarily related to the write-off of certain internally developed software. During the nine months ended September 30, 2013, Viad recorded impairment charges of $3,049,000 ($1,639,000 after-tax) related to the non-cash write-down of goodwill at Glacier Park of $2.1 million ($1.0 million after-tax) and $952,000 ($600,000 after-tax) related to the write-off of certain assets within the Marketing & Events Group.

(D)

Income Taxes — Included in the third quarter of 2014 was a benefit related to favorable tax matters of $0.50 per share representing the reversal of a valuation allowance recorded in connection with the Company's analysis of its deferred tax assets. During the third quarter, it was determined that certain deferred tax assets associated with foreign tax credits, for which a valuation allowance had previously been established, once again met the
"more-likely-than-not" test in the accounting standards regarding the realization of those assets. Accordingly, the Company recorded a non-cash tax benefit of $10.1 million to income tax expense.

(E)

Income from Discontinued Operations — On December 31, 2013, Glacier Park's concession contract with the Park Service to operate lodging, tour and transportation and other hospitality services for Glacier National Park expired. Upon completion of the contract term, Viad received cash payments in January 2014 totaling $25.0 million for the Company's possessory interest. This resulted in a pre-tax gain of $21.5 million and an after-tax gain of $12.6 million which was recorded as income from discontinued operations. In addition, 2013 results related to the operations of Glacier Park's concession contract business have been reclassified as discontinued operations. The third quarter loss from discontinued operations included income of approximately $700,000, net of tax, related to the gain on sale of personal property at Glacier Park, which was more than offset by the allocation of taxes to the possessory interest gain.

For the nine months ended September 30, 2014, Viad also recorded a loss from discontinued operations of approximately $300,000, net of tax, due to additional reserves related to certain liabilities associated with previously sold operations.

(F)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Net income attributable to Viad	$ 29,620	$ 11,855	$ 17,765	**	$ 58,244	$ 26,173	$ 32,071	**
Less: Allocation to nonvested shares	(538)	(264)	(274)	**	(1,098)	(605)	(493)	-81.5%
Net income allocated to Viad common shareholders	$ 29,082	$ 11,591	$ 17,491	**	$ 57,146	$ 25,568	$ 31,578	**

Weighted-average outstanding common shares	19,679	19,868	(189)	-1.0%	19,832	19,839	(7)	0.0%

Basic income per common share attributable to
Viad common shareholders	$ 1.48	$ 0.58	$ 0.90	**	$ 2.88	$ 1.29	$ 1.59	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Income before other items (Note A):
Income from continuing operations
attributable to Viad	$ 30,756	$ 8,871	$ 21,885	**	$ 48,046	$ 23,840	$ 24,206	**
Restructuring charges, net of tax	148	398	(250)	62.8%	1,134	1,462	(328)	22.4%
Impairment charges, net of tax	-	1,639	(1,639)	**	549	1,639	(1,090)	66.5%
Favorable tax matters	(10,089)	-	(10,089)	**	(12,624)	-	(12,624)	**
Income before other items	$ 20,815	$ 10,908	$ 9,907	90.8%	$ 37,105	$ 26,941	$ 10,164	37.7%

(per diluted share)

Income before other items:
Income from continuing operations
attributable to Viad	$ 1.53	$ 0.44	$ 1.09	**	$ 2.38	$ 1.17	$ 1.21	**
Restructuring charges, net of tax	0.01	0.02	(0.01)	50.0%	0.06	0.07	(0.01)	14.3%
Impairment charges, net of tax	-	0.07	(0.07)	**	0.03	0.08	(0.05)	62.5%
Favorable tax matters	(0.50)	-	(0.50)	**	(0.63)	-	(0.63)	**
Income before other items	$ 1.04	$ 0.53	$ 0.51	96.2%	$ 1.84	$ 1.32	$ 0.52	39.4%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$ 29,620	$ 11,855	$ 17,765	**	$ 58,244	$ 26,173	$ 32,071	**
(Income) loss from discontinued operations	1,136	(2,984)	4,120	**	(10,198)	(2,333)	(7,865)	**
Impairment charges	-	2,630	(2,630)	**	884	2,630	(1,746)	66.4%
Interest expense	489	289	200	-69.2%	1,161	916	245	-26.7%
Income tax expense (benefit)	(3,168)	3,330	(6,498)	**	439	10,043	(9,604)	95.6%
Depreciation and amortization	7,780	7,192	588	-8.2%	21,559	21,057	502	-2.4%
Adjusted EBITDA	$ 35,857	$ 22,312	$ 13,545	60.7%	$ 72,089	$ 58,486	$ 13,603	23.3%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Free Cash Flow (Note A):
Net cash provided by
operating activities	$ 53,695	$ 35,068	$ 18,627	53.1%	$ 81,860	$ 27,333	$ 54,527	**
Capital expenditures	(8,494)	(11,222)	2,728	24.3%	(21,898)	(26,927)	5,029	18.7%
Free cash flow	$ 45,201	$ 23,846	$ 21,355	89.6%	$ 59,962	$ 406	$ 59,556	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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